True Leaf Brands Inc. Announces Extension of Private Placement Closing Date

February 1, 2021 - Vernon, BC - True Leaf Brands Inc. ("True Leaf" or the "Company") (CSE: MJ) (OTC Pink: TRLFD) (FSE: TLAA) announces that subject to regulatory approval and formal documentation, the Company is extending the close of the non-brokered, private placement financing ("Offering") previously announced on January 6, 2021, to February 19, 2021, which is 45 days from the Company's original announcement.

The Offering is being undertaken to raise gross proceeds of not less than CAD $150,000 up to CAD $1 million. Under the terms of the Offering, the Company is offering for sale a minimum of 416,667 common shares up to a maximum of 2,777,778 common shares at CAD $0.36 per share.

The Offering may close in one or more tranches.

The Offering is being conducted in reliance upon certain prospectus exemptions. The Company may pay finder's fees in connection with this placement of up to 10% of the gross proceeds raised by eligible finders in cash or common shares. The Company anticipates utilizing the net proceeds of the placement for working capital and general corporate purposes. All of the securities issued pursuant to this Offering will be subject to a four (4) month hold period mandated by applicable securities laws and will be legended accordingly. Completion of the Offering is subject to receipt of all required CSE, regulatory, and other approvals.

About the Company

True Leaf Brands Inc. is a wellness company. True Leaf Cannabis Inc., a division of True Leaf Brands Inc., is a Licensed Producer and owns True Leaf Campus, an 19,500 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis, as well as general industrial use, in Lumby, British Columbia.

Investor Contact:

Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
250.260.0676

Cautionary and Forward-Looking Statements

Certain information in this news release may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. Forward-looking information includes, but is not limited to, statements with respect to the Offering, such as the expected use of the net proceeds of the funds received. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law. This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, any securities in the United States, nor shall there be any sale of securities mentioned in this press release in any state in the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Not for distribution to U.S. Newswire Services or for dissemination in the United States. Any failure to comply with this restriction may constitute a violation of U.S. Securities laws.